ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

Abraxas Announces Acquisition of 2,008 Net Wolfcamp/Bone Spring Acres

San Antonio (May 23, 2017) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the signing of a definitive agreement to acquire 2,008 net acres and 33 Boepd in Ward County, Texas prospective for the Wolfcamp/Bone Spring. Highlights include:

•	Definitive agreement signed to acquire 2,008 net acres and 33 Boepd (91% natural gas) in Ward County prospective for the Bone Spring and Wolfcamp for $22.2 million

•	Up to four identified zones across the Third Bone Spring and Wolfcamp

•	Acquisition consists of interests in three incremental operated units, four non-operated units as well as interests in three existing Abraxas operated units

•	Adds 32 gross, 25 net operated potential locations and 48 gross, 8 net non-operated potential locations not including increased working interests in existing operated units

Ward County Acquisition
In Ward County, Texas Abraxas recently signed a definitive agreement to acquire 33 Boepd and 2,008 net mineral acres prospective for the Bone Spring and Wolfcamp formations for $22.2 million. The acquisition consists of approximately 1,888 net acres held by production and 120 net leasehold acres covered by a three-year primary term lease. The acreage purchased consists of two operated units, four non-operated units and additional interests in three existing Abraxas operated units on trend and adjoining the Company’s existing acreage position. The acreage is prospective for up to four zones across the Wolfcamp and Third Bone Spring, providing an additional 80 gross potential locations to Abraxas’ inventory (not including increased working interests in existing operated units). Abraxas plans to fund the acquisition entirely on the Company’s line of credit with an anticipated closing date in June 2017. Abraxas capital budget of $110 million remains unchanged. Below is a map of Abraxas’ updated acreage position.

Ward
BLK 17
BLK F
BLK 16
BLK 34
ABRAXAS WFCM LEASE LEGEND
ABRAXAS - EXISTING OPERATED
MAY 2017 ACQUISITION
ABRAXAS
DELAWARE BASIN PROJECT
Ward County, TX
By: HRK
May 23, 2017

PETRA 5/23/2017 11:13:21 AM

Bob Watson, President and CEO of Abraxas commented, “During our January 2017 equity raise, our stated corporate goals were to add Wolfcamp/Bone Spring acres in the Delaware Basin at a reasonable cost, continue to derisk our Delaware Basin acreage position, build our production base to a critical mass by year end and maintain our best in class balance sheet. We are pleased to announce that we remain on track to achieve all of these goals.”

“This Delaware Basin acquisition fits seamlessly within our existing acreage footprint and increases our exposure to the Delaware Basin Bone Spring/Wolfcamp play by approximately 35% to 7,757 (1) net acres. Importantly this was done at a favorable price of just over $10,000/acre. We continue to evaluate similar bolt on opportunities to further expand our Delaware Basin footprint.“

(1)
Includes 480 net acres on Abraxas’ Howe lease which is currently subject to a title dispute. Abraxas does not have any reserves or planned 2017 capital expenditures relating to the acreage that is subject to this title dispute.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675